Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 & 333-132370-01
PROSPECTUS
This prospectus applies to market-making offers and sales of all the following outstanding securities:
Debt Securities
Index Warrants
Debt Security and Index Warrant Units
issued by Citigroup Funding Inc. and guaranteed by Citigroup Inc. under the Registration Statement numbers 333-122925-01 and 333-122925.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities referenced above or determined if this prospectus or any pricing supplement, prospectus supplement and accompanying prospectus describing the terms of a specific series of securities is truthful or complete. Any representation to the contrary is a criminal offense.
These securities referenced above are not deposits or savings accounts but are unsecured obligations of Citigroup Funding Inc. The securities are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.
One or more broker-dealer affiliates of Citigroup Funding Inc., including Citigroup Global Markets Inc., expect to offer and sell the outstanding securities referenced above as part of their business, and may act as principal or agent in such transactions. These broker-dealer affiliates may use this prospectus in connection with these activities.

Citigroup
November 25, 2008

TABLE OF CONTENTS

DESCRIPTION OF THE SECURITIES	3
MARKET-MAKING ACTIVITIES	3
USE OF PROCEEDS	3
WHERE YOU CAN FIND MORE INFORMATION	3

DESCRIPTION OF THE SECURITIES
     The securities referenced on the cover page of this prospectus have been issued and guaranteed under the Registration Statement listed on the cover of this prospectus. A pricing supplement, if any, prospectus supplement and prospectus describing each such security (each, a “disclosure document”) have been filed with the Securities and Exchange Commission and each of these disclosure documents is incorporated by reference herein in its entirety, except for any portion of each disclosure document that incorporates by reference Citigroup’s prior and future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.
MARKET-MAKING ACTIVITIES
     This prospectus, together with the relevant pricing supplement, if any, prospectus supplement and accompanying prospectus describing the terms of the specific series of securities being offered and sold, may be used by Citigroup Funding’s broker-dealer affiliates in connection with offers and sales of such securities (subject to obtaining any necessary approval of any stock exchange on which such securities are listed for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in any of the securities referenced on the cover of this prospectus and any such affiliate may discontinue any market making at any time without notice, at its sole discretion.
     Each of the broker-dealer affiliates of Citigroup Funding is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referenced on the cover page of this prospectus. Accordingly, the participation of any such entity in the offerings of such securities will conform with the requirements set forth in NASD Conduct Rule 2720 adopted by FINRA.
USE OF PROCEEDS
     Citigroup Funding will not receive any of the proceeds from the sale of the securities referenced on the cover page of this prospectus. All secondary market offers and sales made pursuant to this prospectus and the pricing supplement, if any, prospectus supplement and accompanying prospectus describing the terms of the specific series of securities being offered and sold will be for the accounts of the broker-dealer affiliates of Citigroup Funding in connection with market-making transactions.
WHERE YOU CAN FIND MORE INFORMATION
     As required by the Securities Act of 1933, Citigroup Funding and Citigroup filed with the Securities and Exchange Commission a registration statement relating to the market-making activities of their affiliates in the securities referenced on the cover of this prospectus. This prospectus is a part of that registration statement (Nos. 333-132370; 333-132370-01), which includes additional information.
     Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. Citigroup Funding currently does not file reports and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
     The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:
(a)	Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	Current Report on Form 8-K filed on August 14, 2008 (conforming Citigroup’s historical consolidated financial statements to reflect discontinued operations and organizational changes);

(c)	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2008, June 30, 2008 and March 31, 2008;

(d)	Current Reports on Form 8-K dated January 15, 2008, January 17, 2008, January 18, 2008, January 22, 2008, January 25, 2008, January 30, 2008, February 1, 2008, February 29, 2008, March 5, 2008, March 26, 2008, April 11, 2008, April 18, 2008, April 25, 2008, April 28, 2008, May 5, 2008, May 12, 2008, May 13, 2008, June 12, 2008, July 2, 2008, July 3, 2008, July 11, 2008, July 18, 2008, July 25, 2008, August 7, 2008, August 19, 2008, September 10, 2008, September 26, 2008, September 30, 2008, October 10, 2008, October 16, October 17, 2008, October 21, 2008, October 30, 2008, and October 31, 2008;

(e)	Definitive Proxy Statement on Schedule 14A filed on March 13, 2008; and

(f)	Registration Statement on Form 8-B, dated May 10, 1988, describing our common stock, including any amendments or reports filed for the purpose of updating such description.
     All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date the broker-dealer affiliates of Citigroup Funding stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.
     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:
Citi Document Services
540 Crosspoint Parkway
Getzville, NY 14068
(877) 936-2737 (toll free)
(716) 730-8055 (outside the U.S.)
     You should rely only on the information provided in this prospectus and the pricing supplement, if any, prospectus supplement and accompanying prospectus describing the terms of the specific series of securities being offered and sold in the secondary market, as well as the information incorporated by reference. None of Citigroup, Citigroup Funding or any broker-dealer affiliate of Citigroup Funding is making an offer of any of the securities referenced on the cover of this prospectus in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable pricing supplement, the prospectus supplement and accompanying prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

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